Exhibit 99.1

INNOTRAC CORPORATION
Condensed Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended March 31, (Unaudited)
	2011	2010
Service revenue	$17,287	$16,028
Freight revenue	3,682	3,325
Total revenue	20,969	19,353

Cost of service revenues	7,752	7,346
Freight expense	3,638	3,291
Selling, general and
administrative expenses	9,208	8,802
Depreciation and amortization	851	848
Total operating expenses	21,449	20,287
Operating loss	(480)	(934)
Interest expense	46	39
Total other expense	46	39
Loss before income taxes	(526)	(973)
Income tax	-	-
Net loss	$(526)	$(973)

Loss per share:
Basic	$(0.04)	$(0.08)
Diluted	$(0.04)	$(0.08)

Weighted average shares
outstanding:
Basic	12,861	12,607
Diluted	12,861	12,607

INNOTRAC CORPORATION
Condensed Balance Sheets
(in thousands)

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current Assets:
Cash	$729	$238
Accounts receivable (net of allowance for doubtful accounts of $139 at March 31, 2011 and $242 at December 31, 2010)	16,213	15,279
Inventory	780	3,626
Prepaid expenses and other	1,240	1,149
Total current assets	18,962	20,292

Property and equipment, net	11,076	11,380
Other assets, net	1,143	1,122
Total assets	$31,181	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$5,519	$5,920
Line of credit	-	-
Accrued expenses and other	3,351	4,076
Total current liabilities	8,870	9,996

Noncurrent Liabilities:
Other non-current liabilities	1,611	1,499
Total noncurrent liabilities	1,611	1,499

Total shareholders' equity	20,700	21,299
Total liabilities and shareholders' equity	$31,181	$32,794

INNOTRAC CORPORATION
Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	(Unaudited)
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(526)	$(973)
Adjustments to net loss:
Depreciation and amortization	851	848
Provision for bad debts	22	(48)
(Gain) loss on disposal of fixed assets	-	1
Stock compensation expense-stock options	1	(5)
Stock compensation expense-restricted stock	(74)	19
Decrease in other long-term assets	19	12
Increase in other long-term liabilities	103	108
Changes in working capital:
Accounts receivable, gross	(956)	1,745
Inventory	2,846	(880)
Prepaid assets and other	(61)	757
Accounts payable, accrued expenses and other	(1,268)	(566)
Net cash provided by operating activities	957	1,018

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(365)	(285)
Net change in noncurrent assets and liabilities	(6)	(8)
Cash used in investing activities	(371)	(293)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net repayments under line of credit	-	-
Capital lease payments	(65)	(59)
Loan fees paid	(30)	-
Cash used in financing activities	(95)	(59)

Net increase in cash	491	666
Cash, beginning of period	238	1,118
Cash, end of period	$729	$1,784